                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                         SOUTHFIRST BANCSHARES, INC.

                          FIRST FEDERAL OF THE SOUTH

                                     AND

                  FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION

                              OF CHILTON COUNTY

                          DATED AS OF APRIL 14, 1997

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----

PREAMBLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1


ARTICLE 1       TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1        Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2        Time and Place of Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.3        Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1



ARTICLE 2       TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.1        Federal Stock Charter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.2        Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.3        Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2



ARTICLE 3       MANNER OF CONVERTING SHARES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     3.1        Conversion of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     3.2        Anti-Dilution Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.3        Shares Held by Chilton County or SouthFirst . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.4        Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.5        Conversion of Stock Options, Warrants, and Other Rights . . . . . . . . . . . . . . . . . . . . . . .   5



ARTICLE 4       EXCHANGE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     4.1        Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     4.2        Dissenting Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     4.3        Rights of Former Chilton County Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6



ARTICLE 5       REPRESENTATIONS AND WARRANTIES OF CHILTON COUNTY  . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     5.1        Organization, Standing, and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     5.2        Authority; No Breach by Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     5.3        Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     5.4        Chilton County Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     5.5        Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     5.6        Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     5.7        Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     5.8        Allowance for Possible Loan Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     5.9        Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     5.10       Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     5.11       Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11



     5.12       Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     5.13       Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     5.14       Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     5.15       Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     5.16       Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     5.17       Statements True and Correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     5.18       Accounting, Tax and Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     5.19       Federal Stock Charter Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     5.20       Derivatives Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14



ARTICLE 6       REPRESENTATIONS AND WARRANTIES OF SOUTHFIRST AND

                FIRST FEDERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     6.1        Organization, Standing, and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     6.2        Authority; No Breach By Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     6.3        Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     6.4        SouthFirst Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     6.5        SEC Filings; Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     6.6        Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     6.7        Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     6.8        Allowance for Possible Loan Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     6.9        Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     6.10       Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     6.11       Compliance With Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     6.12       Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     6.13       Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     6.14       Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     6.15       Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     6.16       Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     6.17       Statements True and Correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     6.18       Accounting, Tax and Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     6.19       Derivatives Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22



ARTICLE 7       CONDUCT OF BUSINESS PENDING CONSUMMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     7.1        Affirmative Covenants of Chilton County . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     7.2        Negative Covenants of Chilton County  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     7.3        Covenants of SouthFirst . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     7.4        Adverse Changes In Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     7.5        Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     7.6        Control of Chilton County by SouthFirst . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 8       ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     8.1        Registration Statement; Prospectus/Joint Proxy Statement; Shareholder Approvals . . . . . . . . . . .  24
     8.2        Applications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

     8.3        Filings With State Offices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     8.4        Agreement As To Efforts To Consummate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     8.5        Access to Information; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     8.6        Dividend Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     8.7        Current Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     8.8        Other Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     8.9        Press Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     8.10       Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     8.11       Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     8.12       Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     8.13       No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     8.14       Listing of Shares on the American Stock Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . .  29



ARTICLE 9       CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     9.1        Conditions to Obligations of Each Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     9.2        Conditions to Obligations of SouthFirst . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     9.3        Conditions to Obligations of Chilton County . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32



ARTICLE 10      TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     10.1       Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33



ARTICLE 11      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     11.1       Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     11.2       Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     11.3       Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     11.4       Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     11.5       Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     11.6       Obligations of SouthFirst . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     11.7       Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     11.8       Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     11.9       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     11.10      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     11.11      Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     11.12      Enforcement of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     11.13      Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     11.14      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     11.15      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     11.16      Liquidation Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46


                               LIST OF EXHIBITS

              EXHIBIT
              NUMBER                                   DESCRIPTION
              ------                                   -----------
                 1                  Form of Election for Holders of Chilton County
                                    Common Stock

                 2                  Employment Agreement dated _____ __, 1997 between
                                    Bobby R. Cook and First Federal of the South




                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 14, 1997, by and among SOUTHFIRST BANCSHARES, INC. ("SouthFirst"), a Delaware corporation having its principal office located in Sylacauga, Alabama; FIRST FEDERAL OF THE SOUTH ("First Federal"), a federally chartered stock savings bank having its principal office located in Sylacauga, Alabama, which is a wholly owned subsidiary of SouthFirst; and FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHILTON COUNTY ("Chilton County"), a federally chartered stock savings and loan association having its principal office located in Clanton, Alabama.

                                   PREAMBLE

     The Boards of Directors of Chilton County, First Federal and SouthFirst are of the opinion that the acquisition described herein is in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Chilton County by SouthFirst pursuant to the merger of Chilton County with and into First Federal (the "Merger"). At the effective time of such Merger, the outstanding shares of the capital stock of Chilton County shall be converted into the right to receive shares of the common stock of SouthFirst and cash (except as provided herein). As a result, certain of the shareholders of Chilton County shall become shareholders of SouthFirst. The transactions described in this Agreement are subject to the approvals of the shareholders of SouthFirst and Chilton County, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (as hereinafter defined) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                  ARTICLE 1

                               TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Chilton County shall be merged with and into First Federal in accordance with the applicable provisions of the regulations of the Office of Thrift Supervision ("OTS"). The separate corporate existence of Chilton County shall thereupon cease, and First Federal shall be the Surviving Bank resulting from the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Chilton County, First Federal and SouthFirst.

     1.2 TIME AND PLACE OF CLOSING. The Parties shall use their reasonable efforts to cause the closing of the transactions contemplated by this Agreement to take place at 9:00 A.M. on or before October 31, 1997, or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree, provided that such closing shall not occur prior to the Effective Time (as defined in Section 1.3 hereof). The place of closing shall be at such location as may be mutually agreed upon by the Parties.

     1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time all necessary consents have been issued with respect to the

Merger and the conditions of Sections 9.1 and 9.2 of this Agreement have been satisfied (or, if applicable, waived) by the appropriate Party (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by each Party, the Effective Time shall occur on the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger if such action is required, and (ii) the date on which the shareholders of each of Chilton County, First Federal and SouthFirst approve this Agreement, to the extent such approval is required by applicable Law. Notwithstanding the preceding sentence, the Merger shall not be effective unless and until the Merger receives necessary approval from the OTS pursuant to 12 C.F.R. Section 563.22(a).

                                  ARTICLE 2

                               TERMS OF MERGER

     2.1 FEDERAL STOCK CHARTER. Pursuant to the Merger, the Federal Stock Charter of First Federal in effect at the Effective Time shall be the Federal Stock Charter of the Surviving Bank until otherwise amended or repealed.

     2.2 BYLAWS. Pursuant to the Merger, the Bylaws of First Federal in effect at the Effective Time shall be the Bylaws of the Surviving Bank until otherwise amended or repealed.

     2.3 DIRECTORS. Upon the Effective Time, the directors of First Federal shall continue as the directors of the Surviving Bank, provided that three of the current directors of Chilton County shall, on or before the Effective Time, be elected as directors of the Surviving Bank, to serve until the next annual meeting of the shareholders of the Surviving Bank; and further provided that one of said three directors shall be elected as a director of SouthFirst to serve until the next annual meeting of the shareholders of SouthFirst.

                                  ARTICLE 3

                         MANNER OF CONVERTING SHARES

     3.1        CONVERSION OF SHARES.  Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Chilton County, First Federal or SouthFirst or the shareholders of any of the foregoing, the shares of the parties shall be converted as follows:

                (a) Each share of SouthFirst Common Stock, and each Right of SouthFirst, issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding from and after the Effective Time.

                (b) Each share of Chilton County Common Stock outstanding immediately prior to the Effective Time, other than shares held by a shareholder who exercises dissenters' rights under the applicable provisions of 12 C.F.R. Section 552.14 (the "Dissenter Provisions") and shares which shall be canceled without consideration at the Effective Time pursuant to Section 3.3 of this Agreement shall, based on the election of the holders thereof, be exchanged for and converted into, upon surrender of the certificates theretofore representing such Chilton County Common Stock, the right to receive either (i) $30.00 per share, the "Cash Price Per Share," (ii) the "Stock Price Per Share" (as determined below) or (iii) any combination of the Cash Price Per Share and the Stock Price Per Share; subject to the provisions of paragraph (e) hereof and provided that no single share of Chilton County Common Stock may be converted into a combination of the Cash Price Per Share or the Stock Price Per Share.

                (c) The election to exchange shares of Chilton County Common Stock for the Cash Price Per Share or the Stock Price Per Share, or a combination thereof, shall be made by Chilton County Stockholders no less than 10 Business Days prior to the Effective Time by submission to SouthFirst of the Form of Election, provided herein as Exhibit 1, which shall be provided by SouthFirst to each of the Chilton County Stockholders along with the Prospectus/Joint Proxy Statement prior to the Effective Time (provided that SouthFirst may, in its discretion, extend the time period during which Chilton County Stockholders must submit the Form of Election, but not beyond the Effective Time). In the event that any Chilton County Stockholder fails to submit the Form of Election to SouthFirst within the prescribed time period (as may be extended), then SouthFirst, in its sole discretion, and with the intention of preserving the "reorganization" status of the Merger under Section 368(a) of the Code, shall determine the form of the conversion and exchange of the Chilton County Common Stock of such Chilton County Stockholder.

                (d) The Stock Price Per Share shall be determined by multiplying the Average Closing Price by the Exchange Ratio as set forth more fully below:

                   (i) If the Average Closing Price SouthFirst Common Stock is no less than $12.00 and no greater than $14.00, then the exchange ratio for each share of Chilton County Common Stock shall be that number of shares of SouthFirst Common Stock equal to the quotient obtained by dividing $30.00 by the Average Closing Price (the "Exchange Ratio"). The Average Closing Price shall mean the average of the closing sale price per share of SouthFirst Common Stock on the American Stock Exchange (as reported in The Wall Street Journal, or if not reported thereby, any other authoritative source as mutually determined by SouthFirst and Chilton County) for each of the 10 consecutive Trading Days immediately preceding the 5 consecutive Business Days immediately preceding the Effective Time. A "Trading Day" shall mean any day in which the American Stock Exchange is open and no less than 100 shares of SouthFirst Common Stock are traded. A "Business Day" shall mean any day, except Saturdays, Sundays and Federal Holidays, in which First Federal is open;

                   (ii) If the Average Closing Price of SouthFirst Common Stock is greater than $14.00, then the Exchange Ratio shall be fixed at 2.1429 shares of SouthFirst Common Stock for each outstanding share of Chilton County Common Stock;

                   (iii) If the Average Closing Price of SouthFirst Common Stock is less than $12.00, then the Exchange Ratio shall be fixed at 2.50 shares of SouthFirst Common Stock for each outstanding share of Chilton County Common Stock.

                (e)       Notwithstanding the provisions of Sections 3.1(b) and
(c) hereof, the Total Merger Consideration shall consist of cash and shares of SouthFirst Common Stock; provided that (A) 50% of the Total Merger Consideration shall be paid in the form of cash at the Cash Price Per Share (the "Threshold Cash Amount"), and (B) 50% of the Total Merger Consideration shall be paid in the form of SouthFirst Common Stock at the Stock Price Per Share. If the Aggregate Cash Amount (as defined below) is more or less than the Threshold Cash Amount, the number of shares of SouthFirst Common Stock and the amount of cash paid to each electing holder of Chilton County Common Stock shall be determined as follows:

                   (i) In the event that the aggregate amount of cash elected by the holders of Chilton County Common Stock at the Cash Price Per Share, including the cash paid for (1) the Chilton County Options, (2) any dissenters' rights (estimated for purposes of the pro-rata allocations required hereunder at $30.00 per share) and (3) fractional shares (collectively, the "Aggregate Cash Amount") will be less than the Threshold Cash Amount, then certain of those shares of Chilton County Common Stock for which the holders have elected conversion into shares of SouthFirst Common Stock (the "Stock Election Shares") shall, instead, be converted into those shares of Chilton County Common Stock which carry the right to convert into the Cash Price Per Share (the "Cash Election Shares"), which Cash Election Shares shall be allocated by SouthFirst to each holder of Stock Election Shares, pro-rata, on the basis of the following formula:

                          Formula For Pro-Rata Allocation When Cash Is
                          Undersubscribed (and Stock is Oversubscribed):

                          A. Stock Election Shares: (1) Divide the Threshold Cash Amount by the Stock Price Per Share. (2) Divide that quotient amount by the Stock Election Shares of all electing holders. (3) Multiply that quotient amount by the total number of shares of Chilton County Common Stock owned by the electing holder. (4) Multiply that product amount by the Exchange Ratio.

                          B. Cash Election Shares: (1) Subtract the product amount obtained in step A(3) above from the total number of shares of Chilton County Common Stock owned by the electing holder. (2) Add that difference to any fractional share of SouthFirst Common Stock that would be issued pursuant to step A(4) above.

                   (ii) In the event that the Aggregate Cash Amount will be greater than the Threshold Cash Amount, then the Cash Election Shares shall, instead, be converted into Stock Election Shares, which SouthFirst shall allocate to each holder of Cash Election Shares, pro-rata, on the basis of the following formula:

                          Formula For Pro-Rata Distribution When Cash Is Oversubscribed (and Stock is Undersubscribed):

                          A. Cash Election Shares: (1) Subtract the cash paid for (i) the Chilton County Options, (ii) any dissenters' rights and (iii) fractional shares from the Threshold Cash Amount. (2) Divide that difference by the Cash Price Per Share. (3) Divide that quotient amount by the Cash Election Shares of all holders. (4) Multiply that quotient amount by the total number of shares of Chilton County Common Stock owned by the electing holder. (5) Add that product to any fractional share of SouthFirst Common Stock that may be issued pursuant to step B(2) below.

                          B.      Stock Election Shares: (1) Subtract
                                  the product amount obtained in step A(4) above from the total number of shares of Chilton County Common Stock owned by the electing holder. (2) Multiply that difference by the Exchange Ratio.

        (f)       Notwithstanding the provisions of Sections 3.1(e) hereof,
                  SouthFirst:

                   (i) Shall convert Cash Election Shares to Stock Election Shares or Cash Election Shares to Stock Election Shares, as the case may be, pro-rata, to the extent necessary for 50% of the Total Merger Consideration (determined as of the Effective Time) to be paid in the form of cash and 50% of the Total Merger Consideration (determined as of the Effective Time) in the form of SouthFirst Common Stock at the Stock Price Per Share;

                   (ii) May, at SouthFirst's sole discretion, waive the maintenance of the Threshold Cash Amount if the difference between the Threshold Cash Amount and the Aggregate Cash Amount is less than 10% of the Threshold Cash Amount; or

                   (iii) May, at SouthFirst's sole discretion, determine the form of consideration to be received under this
                          Article 3 after the Effective Time by a dissenting shareholder of Chilton County who fails to perfect, or effectively withdraws or loses, his right to appraisal and payment of his shares subsequent to the Effective Time.

     3.2 ANTI-DILUTION PROVISIONS. Prior to the Effective Time, Chilton County and SouthFirst each hereby represent and warrant not to change the number of shares of Chilton County Common Stock or SouthFirst Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification or similar transaction; provided, however, that SouthFirst may issue, prior to the Effective Time, an amount of shares not to exceed 39,500 shares, currently held by SouthFirst as treasury shares, in connection with certain employment agreements contemplated by Benefit Financial Services, Inc. ("Benefit Financial"), a wholly-owned subsidiary of SouthFirst.

     3.3 SHARES HELD BY CHILTON COUNTY OR SOUTHFIRST. Each share of Chilton County Common Stock held by Chilton County or by any SouthFirst Company, in each case other than those shares of Chilton County Common Stock held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Chilton County Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SouthFirst Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the Average Closing Price of such fractional part of a share of SouthFirst Common Stock at the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     3.5 CONVERSION OF STOCK OPTIONS, WARRANTS, AND OTHER RIGHTS. At the Effective Time, each award, option, warrant, or other right to purchase or acquire shares of Chilton County Common Stock pursuant to stock awards, stock options, warrant agreements, or stock appreciation rights ("Chilton County Options") granted by Chilton County under the Chilton County Stock Plans or otherwise to employees who are not Chilton County directors (including, without limitation, those options issued to certain officers and directors of Chilton County), which are outstanding at the Effective Time and as were previously listed and described in Section 3.5 of the Chilton County Disclosure Memorandum shall be canceled and all rights in respect thereof will cease to exist except as set forth herein. As consideration for the cancellation of all of the Chilton County Options, each holder thereof shall receive cash in an amount equal to (i) the aggregate number of Option Shares which each holder of Chilton County Options could have been converted into immediately prior to the Effective Time, multiplied by (ii) the difference between (A) the Cash Price Per Share (i.e., $30.00) and (B) the exercise price for each Chilton County Option.

                                  ARTICLE 4

                              EXCHANGE OF SHARES

     4.1        EXCHANGE PROCEDURES

     (a) From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Chilton County Common Stock (each a "Chilton County Certificate") shall be entitled to receive in exchange therefor upon surrender thereof to SouthFirst, a certificate or certificates representing the number of whole shares of SouthFirst Common Stock, or, as applicable, cash, to which such holder is entitled pursuant to Sections 3.1 and 3.4. Notwithstanding the other provisions of this Agreement (i) until holders of Chilton County Certificates have surrendered them for exchange as provided herein, no dividends or other distributions shall be paid by SouthFirst with respect to any shares represented by such Chilton County Certificates and no payment for shares or fractional shares shall be made, and (ii) without regard to when such Chilton County Certificates are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions or any cash payments for whole or fractional shares. If any certificate for shares of SouthFirst Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes similar-type required by reason of the issuance of certificates for such shares of SouthFirst Common Stock in a name other than that of the registered holder of the Chilton County Certificate surrendered, or shall establish to the satisfaction of SouthFirst that such tax has been paid or is not applicable.

     (b) SouthFirst (or its Exchange Agent) shall provide each holder of record of a Chilton County Certificate a letter of transmittal containing the Form of Election attached hereto as Exhibit 1 which shall specify that delivery shall be effected, and risk of loss and title to the Chilton County Certificates shall pass, only upon actual delivery of the Chilton County Certificates to SouthFirst. Upon surrender of Chilton County Certificates to SouthFirst for cancellation, together with a duly executed letter of transmittal and such other documents as SouthFirst shall reasonably require, the holder of such Chilton County Certificates shall be entitled to receive in exchange therefor one or more certificates representing that number of whole shares of SouthFirst Common Stock, or, as applicable, cash into which the shares of Chilton County Certificates Stock theretofore represented by the Chilton County Certificates so surrendered shall have been converted pursuant to the provisions of Sections 3.1 and 3.4, and the Chilton County Certificates so surrendered shall forthwith be canceled.

     4.2 DISSENTING SHAREHOLDERS. Any holder of shares of Chilton County Common Stock who perfects his dissenters' rights in accordance with, and as contemplated by, the Dissenter Provisions shall be entitled to receive the value of cash as determined pursuant to the provisions thereof; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the Dissenter Provisions and surrendered the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Chilton County fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, SouthFirst shall determine the form of the consideration to which such holder of shares of Chilton County Common Stock is entitled under Section 3.1 and issue and deliver such consideration pursuant to Sections 3.1 and 3.4 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Chilton County Common Stock held by him.

     4.3 RIGHTS OF FORMER CHILTON COUNTY SHAREHOLDERS. At the Effective Time, the stock transfer books of Chilton County shall be closed as to holders of shares of Chilton County Common Stock immediately prior to the Effective Time and no transfer of shares of Chilton County Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Chilton County Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to SouthFirst's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Chilton County in respect of such shares of Chilton County Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by SouthFirst on the SouthFirst Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but beginning 60 days after the Effective Time no dividend or other distribution payable to the holders of record of SouthFirst Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Chilton County Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such shares of Chilton County Common Stock certificate, both the SouthFirst Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate. Any portion of the consideration (including the proceeds of any investments thereof) which had been made available to the Exchange Agent pursuant to Section 4.1 of this Agreement that remain unclaimed by the shareholders of Chilton County for six months after the Effective Time shall be paid to SouthFirst. Any shareholders of Chilton County who have not theretofore complied with this Article 4 shall thereafter look only to SouthFirst for payment of their shares of SouthFirst Common Stock, cash in lieu of fractional shares, and unpaid dividends and distributions on the SouthFirst Common Stock deliverable in respect of each Chilton County Common Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

                                  ARTICLE 5

               REPRESENTATIONS AND WARRANTIES OF CHILTON COUNTY

     Chilton County hereby represents and warrants to SouthFirst as follows:

     5.1 ORGANIZATION, STANDING, AND POWER. Chilton County is a federal savings association duly incorporated, validly existing, and in good standing under the Laws of the United States, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. The State of Alabama is the only jurisdiction in which Chilton County's business is conducted.

     5.2        AUTHORITY; NO BREACH BY AGREEMENT.

     (a) Chilton County has the power and authority necessary to execute and deliver this Agreement, and, subject to the approval and adoption of this Agreement by the shareholders of Chilton County, to perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Chilton County and the consummation by Chilton County of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Chilton County, subject to the approval of this Agreement by its shareholders as contemplated by Section
8.1 hereof. Subject to such requisite shareholder approval (and assuming due authorization, execution, and delivery by SouthFirst and Surviving Bank), this Agreement represents a legal, valid, and binding obligation of Chilton County, enforceable against

Chilton County in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The affirmative vote of the holders of two-thirds (66 2/3%) of the outstanding shares of Chilton County Common Stock is the only shareholder vote necessary to approve this Agreement and the transactions contemplated hereby.

     (b) Except as disclosed in Section 5.2(b) of the Chilton County Disclosure Memorandum, neither the execution and delivery of this Agreement by Chilton County, nor the consummation by Chilton County of the transactions contemplated hereby, nor compliance by Chilton County with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Chilton County's Federal Stock Charter or Bylaws, or, (ii) constitute or result in a default under, or result in the creation of any Lien on any Material Asset of Chilton County under, or require any consent pursuant to, any Contract or Permit of Chilton County, where such default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County, or, (iii) subject to receipt of the requisite Consents referred to in Sections 9.1(a),
(b) and (c) of this Agreement, violate any Order or, to its knowledge, any Law applicable to Chilton County or any of its Material Assets which will have a Material Adverse Effect on Chilton County.

     (c) Other than Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Chilton County of the Merger and the other transactions contemplated in this Agreement.


     5.3        CAPITAL STOCK.

     (a) The authorized capital stock of Chilton County consists of (i) 15,000,000 shares of Chilton County Common Stock, of which 169,222 shares will be issued and outstanding as of the date of this Agreement, except for shares of Chilton County Common Stock which may be issued to employees upon the exercise of Chilton County Options prior to the Effective Time, and (ii) 5,000,000 preferred shares, none of which are issued and outstanding. All of the issued and outstanding shares of Chilton County Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Chilton County Common Stock have been issued in violation of any preemptive rights. Chilton County has reserved 17,382 shares of Chilton County Common Stock for issuance under the Chilton County Stock Plans, pursuant to which options and warrants to purchase not more than 12,931 shares of Chilton County Common Stock are outstanding.

     (b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of Chilton County outstanding and no outstanding Rights relating to the capital stock of Chilton County.

     5.4 CHILTON COUNTY SUBSIDIARIES. Chilton County has no subsidiaries.

     5.5        FINANCIAL STATEMENTS.

     (a) Chilton County has made available to SouthFirst a copy of its balance sheets and its related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows (including related notes and schedules) as of and for the three-year period ended June 30, 1996.

     (b) Each of the Chilton County Financial Statements for interim periods ended after the date of this Agreement until the Effective Time, will be prepared on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes to such financial statements) and will present fairly the financial position of Chilton County at the respective dates and the consolidated results of its operations and cash flows at and for the periods indicated, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount, and except for the absence of certain footnote information in the unaudited statements.

     5.6        ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as disclosed in
Section 5.6 of the Chilton County Disclosure Memorandum since June 30, 1996,
(i) there have been no events, changes, or occurrences which have had or, to the Knowledge of Chilton County, are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County, or (ii) Chilton County has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Chilton County provided in Article 7 or 8 of this Agreement, or which action or failure, if taken after the date of this Agreement, would result in a Material Adverse Effect on Chilton County.

     5.7        TAX MATTERS.

     (a) All Tax Returns required to be filed by or on behalf of any of Chilton County has been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1993, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Chilton County, and to the Knowledge of Chilton County, all Tax Returns filed are complete and accurate in all Material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Chilton County, except as reserved against in the Chilton County Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7(a) of the Chilton County Disclosure Memorandum. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid, accrued or provided for as disclosed in Section 5.7(a) of the Chilton County Disclosure Memorandum.

     (b) Except as disclosed in Section 5.7(b) of the Chilton County Disclosure Memorandum, Chilton County has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Material Tax due that is currently in effect.

     (c) Except as disclosed in Section 5.7(c) of the Chilton County Disclosure Memorandum, adequate provision for any Taxes due or to become due for Chilton County for the period or periods through and including the date of the respective Chilton County Financial Statements has been made and is reflected on such Chilton County Financial Statements.

     (d) Deferred Taxes of Chilton County and related valuation allowance have been adequately provided for in the Chilton County Financial Statements in accordance with GAAP. Effective July 1, 1991, Chilton County adopted Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes."

     (e) To the Knowledge of Chilton County, Chilton County is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County.

     (f) There are no Liens with respect to Taxes upon any of the assets of Chilton County except for loans on the Subsidiaries' books generated in the normal course of business.

     (g) All Material elections with respect to Taxes affecting Chilton County as of the date of this Agreement have been or will be timely made as set forth in Section 5.7(g) of the Chilton County Disclosure Memorandum. After the date hereof, other than as set forth in Section 5.7(g) of the Chilton County Disclosure Memorandum, no election with respect to Taxes will be made without the prior written consent of SouthFirst, which consent will not be unreasonably withheld.

     5.8 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan or credit losses (the "Allowance") shown on the balance sheet of Chilton County included in the most recent Chilton County Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheet of Chilton County included in the Chilton County Financial Statements as of the dates subsequent thereto will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Chilton County and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Chilton County as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Chilton County.

     5.9 ASSETS. Except as disclosed in Section 5.9 of the Chilton County Disclosure Memorandum, Chilton County has good and marketable title, free and clear of all Liens (except for those Liens which are not likely to have a Material Adverse Effect on Chilton County) to all of its respective Material Assets, reflected in Chilton County Financial Statements as being owned by Chilton County as of the date hereof. All Material tangible properties used in the business of Chilton County are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Chilton County's past practices. All Assets which are Material to Chilton County's business are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Chilton County currently maintains insurance in amounts, scope, and coverage as disclosed in Section 5.9 of the Chilton County Disclosure Memorandum. Chilton County has not received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 5.9 of the Chilton County Disclosure Memorandum, to the Knowledge of Chilton County there are presently no occurrences giving rise to a claim under such policies of insurance and no notices have been given by Chilton County under such policies.

     5.10 ENVIRONMENTAL MATTERS. To the Knowledge of Chilton County, none of the assets of Chilton County (defined for purposes of this Section 5.10 as the real property and tangible personal property owned or leased by Chilton County as of the date of this Agreement and as of the Effective Time) contain any hazardous materials (defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare ("Hazardous Materials") other than in such quantities which are incidental and customary for the maintenance of such assets (e.g., cleaning fluids) or not otherwise reasonably likely, in the aggregate, to have a Material Adverse Effect on Chilton County ("Incidental Quantities"). Except as disclosed in Section 5.10 of the Chilton County Disclosure Memorandum, to the Knowledge of Chilton County without inquiry, no collateral securing any loan made by Chilton County, as of the date of this Agreement and as of the Effective Time, contains any Hazardous Materials, other than in Incidental Quantities.

     5.11 COMPLIANCE WITH LAWS. Chilton County is duly chartered as a federal stock savings and loan association and is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Savings Association Insurance Fund. Chilton County has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County. Except as disclosed in
Section 5.11 of the Chilton County Disclosure Memorandum, Chilton County:

                (a) is not in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individual ly or in the aggregate, a Material Adverse Effect on Chilton County; and

                (b) has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Chilton County is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County, or (iii) requiring Chilton County to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.12 LABOR RELATIONS. Chilton County is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Chilton County, pending or to the Knowledge of Chilton County threatened, nor is there any activity involving Chilton County's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.13       EMPLOYEE BENEFIT PLANS.

     (a) Chilton County has disclosed in Section 5.13(a) of the Chilton County Disclosure Memorandum, and has delivered or made available to SouthFirst prior to the execution of this Agreement copies or summaries in each case of, all Material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" (as that term is defined in Section 3(3) of ERISA), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Chilton County for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Chilton County Benefit Plans"). Any of the Chilton County Benefit Plans which is an

"employee pension benefit plan" (as that term is defined in Section 3(2) of ERISA) is referred to herein as a "Chilton County ERISA Plan." No Chilton County Benefit Plan is or has been a multi-employer plan within the meaning of
Section 3(37) of ERISA.

     (b) Except as disclosed in Section 5.13(b) of the Chilton County Disclosure Memorandum, all Chilton County Benefit Plans are in compliance in all Material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County.

     (c) Except as disclosed in Section 5.13(c) of the Chilton County Disclosure Memorandum, no Chilton County ERISA Plan which is a "defined benefit pension plan" (as defined in Section 4140 of the Internal Revenue Code) has any "unfunded current Liability" (as that term is defined in Section 302(d)(8)(A) of ERISA) and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities" (as that term is defined in Section 4001(a)(16) of ERISA) when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

     (d) Except as disclosed in Section 5.13(d) of the Chilton County Disclosure Memorandum or otherwise provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of Chilton County, (ii) increase any benefits otherwise payable under any Chilton County Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County.

     5.14 MATERIAL CONTRACTS. Except as disclosed in Section 5.14 of the Chilton County Disclosure Memorandum, Chilton County is not a party to or subject to the following: (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by Chilton County or the guarantee by Chilton County of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Reserve Bank and Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business),
(iii) any lease of real property, or (iv) any other Contract involving payments by Chilton County of $25,000 or more per year which is not terminable by Chilton County on 90 days or less notice without Liability (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "Chilton County Contracts"). With respect to each of the Chilton County Contracts and except as disclosed in Section 5.14 of the Chilton County Disclosure Memorandum: (i) each of the Chilton County Contracts is in full force and effect; (ii) Chilton County is not in default thereunder, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County; (iii) Chilton County has not repudiated or waived any Material provision of any of such Chilton County Contracts; and (iv) no other party to any such Contract is, to the Knowledge of Chilton County, in default in any Material respect, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of Chilton County for money borrowed is prepayable at any time by Chilton County without penalty or premium.

     5.15 LEGAL PROCEEDINGS. Except as disclosed in Section 5.15 of the Chilton County Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Chilton County, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Chilton County, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Chilton County, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County. Section 5.15 of the Chilton County Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which Chilton County is a party and which names Chilton County as a defendant or cross-defendant.

     5.16 REPORTS. Since July 1, 1993, Chilton County has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the OTS, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chilton County). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document did not, in all Material respects, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.17 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Chilton County for inclusion in the Registration Statement to be filed by SouthFirst with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information to be mailed to Chilton County's shareholders in connection with the Chilton County Shareholders' Meeting, and any other documents to be filed by Chilton County or any Affiliate thereof with any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Prospectus/Joint Proxy Statement, when first mailed to the shareholders of Chilton County, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Prospectus/Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Chilton County Shareholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Chilton County Shareholders' Meeting.

     5.18 ACCOUNTING, TAX AND REGULATORY MATTERS. To the Knowledge of Chilton County, Chilton County has not taken or agreed to take any action which would, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.19 FEDERAL STOCK CHARTER PROVISIONS. Chilton County has taken all action so that the entering into this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in any super-majority voting requirement or the grant of any rights to any Person under the Federal Stock Charter, Bylaws, or other governing instruments of any Chilton County or restrict or impair the ability of SouthFirst or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Chilton County that may be directly or indirectly acquired or controlled by it.

     5.20 DERIVATIVES CONTRACTS. Except as disclosed in Section 5.20 of the Chilton County Disclosure Memorandum, Chilton County is not a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) (each a "Derivatives Contract").


                                  ARTICLE 6

        REPRESENTATIONS AND WARRANTIES OF SOUTHFIRST AND FIRST FEDERAL

     SouthFirst and First Federal hereby represent and warrant to Chilton County as follows:

     6.1        ORGANIZATION, STANDING, AND POWER.

     (a) SouthFirst is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. SouthFirst is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst.

     (b) First Federal is a federally chartered stock savings bank having its principal office in Sylacauga, Alabama, and has the power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. First Federal is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Federal. First Federal is a member in good standing of the Federal Home Loan Bank of Atlanta and all eligible accounts issued by First Federal are insured by the Savings Association Insurance Fund to the maximum extent permitted under federal law.

     6.2        AUTHORITY; NO BREACH BY AGREEMENT.

     (a) Each of SouthFirst and First Federal has the power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SouthFirst and First Federal. This Agreement represents a legal, valid, and binding obligation of SouthFirst and First Federal, enforceable against SouthFirst and First Federal in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by SouthFirst or First Federal, nor the consummation by SouthFirst or First Federal of the transactions contemplated hereby, nor compliance by SouthFirst or First Federal with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SouthFirst's Certificate of Incorporation or Bylaws, or First Federal's Federal Stock Charter or

Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any of the SouthFirst Companies or First Federal under any Contract or Permit of any of the SouthFirst Companies or First Federal, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst or First Federal, or,
(iii) subject to receipt of the requisite Consents referred to in Sections 9.1(a), (b) and (c) of this Agreement, violate any Order or, to its knowledged, Law applicable to any of the SouthFirst Companies or First Federal or any of their respective Material Assets which will have a Material Adverse Effect on SouthFirst or First Federal.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the American Stock Exchange, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst and First Federal, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by SouthFirst and First Federal of the Merger and the other transactions contemplated in this Agreement.

     6.3        CAPITAL STOCK.

     (a) The authorized capital stock of SouthFirst consists of (i) 2,000,000 shares of SouthFirst Common Stock, of which 821,100 shares will be issued and outstanding as of the date of this Agreement, except for those certain shares of SouthFirst Common Stock currently held by SouthFirst as treasury shares, of which not more than 39,500 shares shall be issued prior to the Effective Time in connection with certain employment agreements contemplated by Benefit Financial, and (ii) 500,000 preferred shares, par value $.01 per share, none of which are issued and outstanding. SouthFirst shall not otherwise issue or repurchase additional shares of capital stock prior to the Effective Time. All of the issued and outstanding shares of SouthFirst Common Stock are, and all of the SouthFirst Common Stock to be issued in exchange for shares of Chilton County Common Stock upon consummation of the Merger, will be authorized and reserved for issuance prior to the Effective Time and, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of SouthFirst Common Stock have been, and none of the shares of SouthFirst Common Stock to be issued in exchange for shares of Chilton County Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of SouthFirst. SouthFirst has reserved 83,000 shares of SouthFirst Common Stock for issuance under the SouthFirst Stock Plans, as listed and described in
Section 6.3 of the SouthFirst Disclosure Memorandum, pursuant to which options to purchase not more than 83,000 shares of SouthFirst Common Stock are outstanding.

     (b) Except as set forth in Section 6.3(a) of this Agreement, there are no shares of capital stock or other equity securities of SouthFirst outstanding and no outstanding rights relating to the capital stock of SouthFirst.

     6.4 SOUTHFIRST SUBSIDIARIES. Except as disclosed in Section 6.4 of the SouthFirst Disclosure Memorandum, the list of Subsidiaries of SouthFirst filed by SouthFirst with the SouthFirst Annual Report on Form 10-K for the fiscal year ended September 30, 1996 is a true and complete list of all of the SouthFirst Subsidiaries as of the date of this Agreement. Except as disclosed in Section 6.4 of the SouthFirst Disclosure Memorandum, SouthFirst or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each SouthFirst Subsidiary. No equity securities of any SouthFirst Subsidiary are or may become required to be issued (other than one of the other

SouthFirst Companies) by reason of any Rights, and there are no Contracts by which any SouthFirst Subsidiary is bound to issue (other than to one of the other SouthFirst Companies) additional shares of its capital stock or Rights or by which any of the SouthFirst Companies is or may be bound to transfer any shares of the capital stock of any SouthFirst Subsidiary (other than to one of the other SouthFirst Companies). There are no Contracts relating to the rights of any of the SouthFirst Companies to vote or to dispose of any shares of the capital stock of any SouthFirst Subsidiary. All of the shares of capital stock of each SouthFirst Subsidiary held by any of the SouthFirst Companies are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized, and are owned and clear of any Lien. Each SouthFirst Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each SouthFirst Subsidiary is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst and its Subsidiaries taken as a whole. Each SouthFirst Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund.

     6.5        SEC FILINGS; FINANCIAL STATEMENTS.

     (a) SouthFirst has filed and made available to Chilton County all forms, reports, and documents required to be filed by SouthFirst with the SEC since October 1, 1994 (collectively, the "SouthFirst SEC Reports"). The SouthFirst SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such SouthFirst SEC Reports or necessary in order to make the statements in such SouthFirst SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the SouthFirst Financial Statements (including, in each case, any related notes) contained in the SouthFirst SEC Reports, including any SouthFirst SEC Reports filed after the date of this Agreement until the Effective Time, complied and will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared and will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted in Quarterly Reports on Form 10-Q by the SEC), and fairly presented the consolidated financial position of SouthFirst and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount.

     6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SouthFirst Financial Statements delivered prior to the date of this Agreement, since December 31, 1996, (i) there have been no events, changes or occurrences which have had or, to the Knowledge of SouthFirst, are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst, or (ii) the SouthFirst Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of SouthFirst provided in Articles 7 or 8 of this Agreement, or which action or failure, if taken after the date of this Agreement, would result in a Material Adverse Effect on SouthFirst.

     6.7        TAX MATTERS.

     (a) All Tax Returns required to be filed by or on behalf of each of the SouthFirst Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1993, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on SouthFirst, and all Tax Returns filed are complete and accurate in all Material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on the SouthFirst Companies, except as reserved against in the SouthFirst Financial Statements delivered prior to the date of this Agreement. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) Adequate provision for any Taxes due or to become due for any of the SouthFirst Companies for the period or periods through and including the date of the respective SouthFirst Financial Statements has been made and is reflected on such SouthFirst Financial Statements.

     (c) Deferred Taxes of the SouthFirst Companies have been adequately provided for in accordance with GAAP. Effective October 1, 1993, SouthFirst adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes."

     (d) To the Knowledge of SouthFirst, each of the SouthFirst Companies is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst.

     6.8 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheet of SouthFirst included in the most recent SouthFirst Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheet of SouthFirst included in the SouthFirst Financial Statements as of the dates subsequent thereto will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of SouthFirst and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by SouthFirst as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on SouthFirst.

     6.9        ASSETS.   Except as disclosed in Section 6.9 of the SouthFirst
Disclosure Memorandum, each of the SouthFirst Companies has good and marketable title, free and clear of all Liens (except for those Liens which are not likely to have a Material Adverse Effect on SouthFirst or its Subsidiaries taken as a whole), to all of their respective Material Assets, reflected in SouthFirst Financial Statements as being owned by SouthFirst as of the date hereof. All Material tangible properties used in the businesses of the SouthFirst Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with SouthFirst's past practices. All Assets which are Material to SouthFirst's business on a consolidated basis, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The SouthFirst Companies currently maintain insurance in amounts, scope, and coverage as disclosed in Section 6.9 of the SouthFirst Disclosure Memorandum. None of the SouthFirst Companies has received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 6.9 of the SouthFirst Disclosure Memorandum, to the Knowledge of SouthFirst there are presently no occurrences giving rise to a claim under such policies of insurance and no notices have been given by any SouthFirst Company under such policies.

     6.10       ENVIRONMENTAL MATTERS.

     To the Knowledge of SouthFirst, none of the assets of SouthFirst (defined for purposes of this Section 6.10 as the real property and tangible personal property owned or leased by SouthFirst as of the date of this Agreement and as of the Effective Time) contain any hazardous materials (defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare ("Hazardous Materials") other than in such quantities which are incidental and customary for the maintenance of such assets (e.g., cleaning fluids) or not otherwise reasonably likely, in the aggregate, to have a Material Adverse Effect on SouthFirst ("Incidental Quantities"). Except as disclosed in Section 6.10 of the SouthFirst Disclosure Memorandum, to the Knowledge of SouthFirst, without inquiry, no collateral securing any loan made by SouthFirst, as of the date of this Agreement and as of the Effective Time, contains any Hazardous Materials, other than in Incidental Quantities.

     6.11 COMPLIANCE WITH LAWS. SouthFirst is duly registered as a thrift holding company under the applicable regulations of the OTS. Each of the SouthFirst Companies has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst. None of the SouthFirst Companies is presently in Default under or in violation of any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst. None of the SouthFirst Companies:

                (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst; and

                (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any SouthFirst Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst, or (iii) requiring any SouthFirst Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     6.12 LABOR RELATIONS. SouthFirst is not the subject of any Litigation asserting that it or any other SouthFirst Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other SouthFirst Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any SouthFirst Company, pending or to the Knowledge of SouthFirst threatened, nor is there any activity involving any SouthFirst Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     6.13       EMPLOYEE BENEFIT PLANS.

     (a) SouthFirst has made available to First Federal prior to the Effective Time copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in
Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any SouthFirst Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "SouthFirst Benefit Plans"). Any of the SouthFirst Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "SouthFirst ERISA Plan." Each SouthFirst ERISA Plan which is also a "defined benefit plan" (as defined in Section 4140 of the Internal Revenue Code) is referred to herein as a "SouthFirst Pension Plan."
No SouthFirst Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) All SouthFirst Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst. Each SouthFirst ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and SouthFirst is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No SouthFirst Company has engaged in a transaction with respect to any SouthFirst Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any SouthFirst Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

     (c) No SouthFirst Pension Plan has any "unfunded current Liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any SouthFirst Pension Plan, (ii) no change in the actuarial assumptions with respect to any SouthFirst Pension Plan, and (iii) no increase in benefits under any SouthFirst Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst or Materially adversely affect the funding status of any such plan. Neither any SouthFirst Pension Plan nor any "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any SouthFirst Company, or the single-employer plan of any entity which is considered one employer with SouthFirst under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No SouthFirst Company has provided, or is required to provide, security to a SouthFirst Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any SouthFirst Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on SouthFirst. No SouthFirst Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on SouthFirst. No notice of a "reportable event," within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any SouthFirst Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) Except as disclosed in Section 6.13(e) of the SouthFirst Disclosure Memorandum, no SouthFirst Company has any Liability for retiree health and life benefits under any of the SouthFirst Benefit Plans and there are no restrictions on the rights of such SouthFirst Company to amend or terminate any such Plan without incurring any Liability thereunder.

     (f) Except as disclosed in Section 6.13(f) of the SouthFirst Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any a director or any employee of any SouthFirst Company from any SouthFirst Company under any SouthFirst Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any SouthFirst Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any SouthFirst Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been fully reflected on the SouthFirst Financial Statements to the extent required by and in accordance with GAAP.

     6.14 MATERIAL CONTRACTS. Except as disclosed in Section 6.14 of the SouthFirst Disclosure Memorandum or otherwise reflected in the SouthFirst Financial Statements, none of the SouthFirst Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by any SouthFirst Company or the guarantee by any SouthFirst Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Reserve Bank and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among SouthFirst Companies, (iv) any lease of real property, or (v) any other Contract involving payments by a SouthFirst Company of $25,000 or more per year which is not terminable by such SouthFirst Company on 90 days or less notice without Liability (together with all Contracts referred to in Sections 6.9 and 6.13(a) of this Agreement, the "SouthFirst Contracts"). None of the SouthFirst Companies is in Default under any SouthFirst Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst. All of the indebtedness of any SouthFirst Company for money borrowed is prepayable at any time by such SouthFirst Company without penalty or premium.

     6.15 LEGAL PROCEEDINGS. Except as disclosed in Section 6.15 of the SouthFirst Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of SouthFirst, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any SouthFirst Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any SouthFirst Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst.

     6.16 REPORTS. Since January 1, 1990, or the date of organization if later, each SouthFirst Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SouthFirst). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document did not, in all Material respects, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.17 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any of the SouthFirst Companies or any Affiliate thereof for inclusion in the Registration Statement to be filed by SouthFirst with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any of the SouthFirst Companies or any Affiliate thereof for inclusion in the Prospectus/Joint Proxy Statement to be mailed to Chilton County's shareholders in connection with the Chilton County Shareholders' Meeting, and any other documents to be filed by any of the SouthFirst Companies or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Prospectus/Joint Proxy Statement, when first mailed to the shareholders of Chilton County, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Prospectus/Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Chilton County Shareholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any of the SouthFirst Companies or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.18 ACCOUNTING, TAX AND REGULATORY MATTERS. None of the SouthFirst Companies or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Sections 368 (a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         6.19 DERIVATIVES CONTRACTS. Neither SouthFirst nor any of its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract, except for those Derivatives Contracts set forth in Section 6.19 of the SouthFirst Disclosure Memorandum.

                                  ARTICLE 7

                  CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 AFFIRMATIVE COVENANTS OF CHILTON COUNTY. Unless the prior written consent of SouthFirst shall have been obtained, and except as otherwise expressly contemplated herein, Chilton County shall (i) operate its business only in the usual, regular, and ordinary course, (ii) use its reasonable best efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would adversely affect the ability of any Party to obtain any Consents of Regulatory Authorities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement.

         7.2     NEGATIVE COVENANTS OF CHILTON COUNTY.  Except as described in
Section 7.2 of the Chilton County Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Chilton County covenants and agrees that it will not do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, chief financial officer of SouthFirst (and, with respect to clauses (c) and (e), of the Board of Directors of SouthFirst), which consent shall not be unreasonably withheld:

                 (a) amend the Federal Stock Charter, Bylaws or other governing instruments of Chilton County, except as may be necessary to consummate the Merger; or

                 (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business of Chilton County consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of Chilton County of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Chilton County Disclosure Memorandum); or

                 (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Chilton County, or, except as permitted in
Section 8.6 of this Agreement, declare or pay any dividend or make any other distribution in respect of Chilton County's capital stock; or

                 (d) except for this Agreement, or pursuant to the exercise of Chilton County Options granted to Chilton County employees and outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof and as disclosed in Section 7.2(d) of the Chilton County Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Chilton County Common Stock, or any Right to acquire any such stock; or

                 (e) adjust, split, combine or reclassify any capital stock of Chilton County or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Chilton County Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset (other than loan participations) having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                 (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of five years or less, purchase any securities, specifically including but not limited to, derivative securities as such term is defined by the Regulatory Authorities, or make any Material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control in its fiduciary capacity; or

                 (g) grant any increase in compensation or benefits to the employees or officers of Chilton County except in accordance with past practice disclosed in Section 7.2(g) of the Chilton County Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Chilton County Disclosure Memorandum; enter into or amend any severance agreements with officers of Chilton County; grant any Material increase in fees or other increases in compensation or other benefits to directors of Chilton County except in accordance with past practice disclosed in Section 7.2(g) of the Chilton County Disclosure Memorandum; or voluntarily accelerate the vesting of any Chilton County Options or other stock-based compensation or employee benefits; or

                 (h) enter into or amend any employment Contract between Chilton County and any Person (unless such amendment is required by Law) that Chilton County does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                 (i) adopt any new employee benefit plan of Chilton County or make any Material change in or to any existing employee benefit plans of Chilton County other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

                 (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                 (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Chilton County for Material money damages or restrictions upon the operations of Chilton County; or

                 (l) except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims.

         7.3 COVENANTS OF SOUTHFIRST. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, SouthFirst covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the SouthFirst Common Stock and the business prospects of the SouthFirst Companies; and (ii) take no action which would (a) Materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) Materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any SouthFirst Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of SouthFirst, desirable in the conduct of the business of SouthFirst and its Subsidiaries; and (iii) adjust, split, combine or reclassify any SouthFirst Capital Stock or issue or authorize the issuance of any other securities in respect of or in substitution for SouthFirst Common Stock, except for those certain shares of SouthFirst Common Stock currently held by SouthFirst as treasury shares, of which not more than 39,500 shares shall be issued prior to the Effective Time in connection with certain employment agreements contemplated by Benefit Financial. SouthFirst further covenants and agrees that it will not, without the prior written consent of the Chief Executive Officer of Chilton County, which consent shall not be unreasonably withheld, amend the Certificate of Incorporation or Bylaws of SouthFirst, in each case in any manner adverse to the holders of shares of Chilton County Common Stock.

         7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         7.5 REPORTS. Each Party shall file all reports required to be filed by each of them with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed by SouthFirst with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material and except for the absence of certain footnote information in the unaudited financial statements). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

         7.6 CONTROL OF CHILTON COUNTY BY SOUTHFIRST. Notwithstanding any other provision of this Agreement, until the Effective Time, the authority to establish and implement the business policies of Chilton County shall continue to reside solely in Chilton County's officers and Board of Directors.

                                  ARTICLE 8

                            ADDITIONAL AGREEMENTS

         8.1 REGISTRATION STATEMENT; PROSPECTUS/JOINT PROXY STATEMENT; SHAREHOLDER APPROVALS.

         (a) As soon as practicable after execution of this Agreement (in no event later than May 1, 1997), SouthFirst shall (i) file the Registration Statement with the SEC and shall use its best efforts to cause the Registration Statement, including the Prospectus/Joint Proxy Statement, to become effective under the 1933 Act, and (ii) take any action required to be taken under applicable state securities or "blue sky" laws in connection with the issuance of shares of SouthFirst Common Stock upon consummation of the Merger.

Chilton County shall promptly furnish all information concerning it and the holders of its capital stock as SouthFirst may reasonably request in connection with such action.

         (b) Chilton County shall call the Chilton County Shareholders' Meeting and SouthFirst shall call the SouthFirst Shareholders' Meeting, each to be held on a date or dates as soon as practicable after the Registration Statement is declared effective by the SEC.

         (c) The Boards of Directors of each of Chilton County and SouthFirst shall (subject to compliance with their fiduciary duties as advised by counsel and receipt of their respective fairness opinions pursuant to this Agreement) (i) recommend to their shareholders approval of this Agreement and
(ii) use their reasonable efforts to obtain such shareholders' approvals.

         8.2 APPLICATIONS. SouthFirst shall promptly prepare and file, and Chilton County shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement and thereafter use its reasonable best efforts to cause the Merger to be consummated as expeditiously as possible.

         8.3 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, SouthFirst shall execute and make any applicable filings with state regulatory authorities in connection with the Closing.

         8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including the use of their respective reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and SouthFirst shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Permits and Consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.5     ACCESS TO INFORMATION; CONFIDENTIALITY.

         (a) Prior to the Effective Time, SouthFirst, First Federal and Chilton County will keep one another advised of all Material developments relevant to its business and to consummation of the Merger and shall permit each other to make or cause to be made such investigation of their business and properties and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.

         (b) Except as may be required by applicable Law or legal process, and except for such disclosure to those of its directors, officers, employees and representatives as may be appropriate or required in connection with the transactions contemplated hereby, SouthFirst, First Federal and Chilton County shall hold in confidence all nonpublic information obtained from each other (including work papers and other Material derived therefrom) as a result of this Agreement or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof) until such time as the Party providing such information consents so its disclosure or such information becomes otherwise publicly available. Promptly following any termination of this Agreement, SouthFirst, First Federal and Chilton County agree to use their best efforts to cause their respective directors, officers, employees and representatives to destroy or return to the providing Party all such nonpublic information (including work papers and other Material retrieved therefrom), including all copies thereof. SouthFirst, First Federal and Chilton County shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, SouthFirst, First Federal and Chilton County shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party, except one copy of certain Materials that can be retained for legal files.

         (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

         8.6 DIVIDEND PAYMENT. After the date of this Agreement and until the Effective Time, Chilton County may declare and pay a dividend not to exceed $.28 per share to holders of Chilton County Common Stock.

         8.7 CURRENT INFORMATION. During the period from the date of this Agreement until the Effective Time or the termination of this Agreement, each of Chilton County and SouthFirst shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other. Each of Chilton County and SouthFirst shall promptly notify the other of (i) any Material change in its business or operations, (ii) any Material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (iii) the institution or the threats of Material litigation involving such party, or (iv) the occurrence, or nonoccurrence, of any event or condition the occurrence, or nonoccurrence, of which would reasonably be expected to cause any of such party's representations or warranties set forth herein that are qualified as to materiality to become untrue or inaccurate in any respect as of the Effective Time, and in each case shall keep the other fully informed with respect thereto.

         8.8 OTHER ACTIONS. No Party shall take any action, except in every case as may be required by applicable Law, that would or is intended to result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any Material manner having a Material Adverse Effect, (iii) any of the conditions set forth in this Agreement not being satisfied or in a violation of any provision of this Agreement, or (iv) adversely affecting the ability of any of them to obtain any of the Consents or Permits from the Regulatory Authorities (unless such action is required by sound banking practice).

         8.9 PRESS RELEASES. Prior to the Effective Time, Chilton County and SouthFirst shall consult with each other as to the form and substance of any press release or other public disclosure Materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.9 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         8.10 AFFILIATES. Chilton County has disclosed in Section 8.10 of the Chilton County Disclosure Memorandum all Persons whom it reasonably believes are "affiliates" of Chilton County for purposes of Rule 145 under the 1933 Act.

         8.11    EMPLOYEE BENEFITS.

         (a) Following the Effective Time, SouthFirst shall provide generally to officers and employees of Chilton County, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of SouthFirst Common Stock), on terms and conditions which when taken as a whole are no less favorable than those currently provided by Chilton County or those currently provided by the SouthFirst Companies to their similarly situated officers and employees; provided, that, for a period of 12 months after the Effective Time, SouthFirst shall provide generally to officers and employees of Chilton County severance benefits in accordance with the policies of First Federal. For purposes of eligibility, participation and vesting (but not benefit accrual under any employee benefit plans of SouthFirst and its subsidiaries other than the Chilton County Benefit Plans) under such employee benefit plans, and for receiving other employee benefits including, but not limited to, vacation and sick pay, the service of the employees of Chilton County prior to the Effective Time shall be treated as service with First Federal.

         (b) Chilton County will terminate Chilton County's Profit Sharing Plan prior to the Effective Time and employees of Chilton County who are participants in such Plan and who become employees of SouthFirst or the Surviving Bank as of the Effective Time may have their account balances transferred to the 401(k) Plan maintained by First Federal.

         8.12    INDEMNIFICATION.

         (a) SouthFirst shall, and shall cause the Surviving Bank to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of Chilton County (the "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the actions contemplated by this Agreement) to the full extent permitted under applicable Law and by the Federal Stock Charter and Bylaws of Chilton County as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. SouthFirst or the Surviving Bank shall pay expenses in advance of the final disposition of any such claim to such Indemnified Party to the full extent permitted by law upon receipt of any undertaking required by Law. Without limiting the foregoing, in any case in which approval by the Surviving Bank is required to effectuate any indemnification, SouthFirst shall cause the Surviving Bank to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made, at SouthFirst's expense, by independent counsel mutually agreed upon between SouthFirst and the Indemnified Party.

         (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify SouthFirst thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) SouthFirst or the Surviving Bank shall have the right to assume the defense thereof and SouthFirst shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof except that if SouthFirst or the Surviving Bank elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between SouthFirst or the Surviving Bank and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and SouthFirst or the Surviving Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that SouthFirst shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) SouthFirst shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Bank shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

         (c) SouthFirst shall, or shall cause the Surviving Bank to, (and First Federal shall cooperate prior to the Effective Time in these efforts) to maintain in effect, for a period of three years after the Effective Time, First Federal's existing directors' and officers' Liability insurance policy (provided that SouthFirst may substitute therefor its own or other policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, however, that neither SouthFirst nor the Surviving Bank shall be obligated to make premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to First Federal's directors and officers, 200% of the annual premium payments on First Federal's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, SouthFirst shall maintain the most advantageous policies of directors' and officers' Liability insurance obtainable for a premium equal to the Maximum Amount.

         (d) If the Surviving Bank or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Bank shall assume the obligations set forth in this Section 8.12.

         8.13    NO SOLICITATION.

         (a) Chilton County shall not, nor shall it authorize or permit any officer, director of employee of, or any investment banker, attorney or other advisor or representative of, Chilton County to (i) solicit or initiate, or encourage the submission of, any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction or superior proposal (as hereinafter defined); provided, however, that, if in the opinion of its Board of Directors, after consultation with counsel, such failure to act would be inconsistent with its fiduciary duties to shareholders under applicable law, Chilton County may, in response to an unsolicited takeover proposal, and subject to compliance with subparagraph (c) below, (A) furnish information with respect to Chilton County to any Person pursuant to a confidentiality agreement and (B) participate in negotiations regarding such takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the immediately preceding sentence by any executive officer of Chilton County or any investment banker, attorney or other advisor or representative of Chilton County, whether or not such person is purporting to act on behalf of Chilton County or otherwise, shall be deemed to be a breach of this Section 8.13 by Chilton County. For purposes of this Agreement, "takeover proposal" means an inquiry, proposal or acquisition or purchase of a substantial amount of assets of Chilton County (other than investors in the ordinary course of business) or of over 20% of any class of equity securities of Chilton County or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of Chilton County, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Chilton County other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or Materially delay the Merger or which would reasonably be expected to dilute Materially the benefits to SouthFirst of the transactions contemplated hereby.

         (b) Except as set forth herein, neither the Board of Directors of Chilton County nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to SouthFirst, the approval or recommendation of such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, if in the opinion of the Chilton County Board of Directors, after consultation with counsel, failure to do so would be inconsistent with its fiduciary duties to Chilton County shareholders under applicable law, then, prior to the Shareholders' Meeting, the Chilton County Board of Directors may (subject to the terms of this and the following sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a superior proposal, or enter into an agreement with respect to a superior proposal, in each case at any time after the second business day following SouthFirst's receipt of written notice (a "Notice of Superior Proposal") advising SouthFirst that the Chilton County Board of Directors has received a superior proposal, specifying the Material terms and conditions of such superior proposal and identifying the Person making such superior proposal; provided that Chilton County shall not enter into an agreement with respect to a superior proposal unless Chilton County shall have furnished SouthFirst with written notice no later than 12:00 noon one day in advance of any date that it intends to enter into such agreement.
In addition, if Chilton County proposes to enter into an agreement with respect to any takeover proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to SouthFirst the Termination Fee (as defined in Section 11.2(b)). For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Chilton County Common Stock then outstanding or all or substantially all of the assets of Chilton County and otherwise on terms which the Chilton County Board of Directors determines in good faith judgment (based on the advice of a financial advisor of national reputation) to be more favorable to its shareholders than the terms of this Agreement.

         (c) In addition to the obligations of Chilton County set forth in paragraph (b) above, Chilton County shall immediately advise SouthFirst orally and in writing of any request for information or of any takeover proposal, the Material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any takeover proposal or inquiry. Chilton County shall keep SouthFirst fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

         (d) Nothing contained in this Section 8.13 shall prohibit Chilton County from making any disclosure to Chilton County's shareholders if, in the opinion of the Chilton County Board of Directors, after consultation with counsel, failure to so disclose would be inconsistent with its fiduciary duties to its shareholders under applicable law; provided that Chilton County does not, except as permitted by subparagraph (b) above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal.

         8.14 LISTING OF SHARES ON THE AMERICAN STOCK EXCHANGE. SouthFirst undertakes, prior to the Effective Time, to cause the shares of SouthFirst Common Stock to be issued pursuant to the Merger to be listed on the American Stock Exchange.

                                  ARTICLE 9

              CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.7 of this Agreement:

                 (a) SHAREHOLDER APPROVALS. The shareholders of Chilton County, First Federal and SouthFirst shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and the rules and regulations of the American Stock Exchange.

                 (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                 (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement or listed in Section 9.1(c) of the Chilton County Disclosure Memorandum) or for the preventing of any default under any Contract of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                 (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                 (e) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective under the 1933 Act, and no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of SouthFirst Common Stock issuable pursuant to the Merger shall have been received.

                 (f) TAX MATTERS. Each Party shall have received a written opinion or opinions from Smith, Gambrell & Russell, LLP, counsel to SouthFirst, in a form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) the exchange in the Merger of shares of Chilton County Common Stock for SouthFirst Common Stock will not give rise to gain or loss to the shareholders of Chilton County with respect to such exchange (except to the extent of any cash received). In rendering such Tax

Opinion, such counsel shall be entitled to rely upon representations of officers of Chilton County and SouthFirst reasonably satisfactory in form and substance to such counsel.

         9.2 CONDITIONS TO OBLIGATIONS OF SOUTHFIRST. The obligations of SouthFirst to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SouthFirst pursuant to Section 11.7(a) of this Agreement:

                 (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Chilton County set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Chilton County set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount, i.e., less than $5,000). The representations and warranties of Chilton County set forth in Sections 5.18, 5.19 and 5.20 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Chilton County set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Chilton County; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                 (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Chilton County to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

                 (c) CERTIFICATES. Chilton County shall have delivered to SouthFirst (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Chilton County's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SouthFirst and its counsel shall request.

                 (d) PRICE CONSIDERATION. The Average Closing Price exceeds $15.50.

                 (e) LOAN LOSS RESERVES. Prior to the Effective Time, the loan loss reserves of Chilton County shall be not less than $260,000.

                 (f) SALE OF CERTAIN SECURITIES. Prior to the Effective Time, Chilton County shall cause to be sold or shall have placed binding and confirmed orders to sell, as requested by SouthFirst, any of the investment securities held in the "available for sale" investment portfolio of Chilton County. Chilton County shall provide to SouthFirst evidence reasonably satisfactory to SouthFirst that such sales have been effected or binding orders for sale have been placed and confirmed on or before such date and time.

                 (g)      LOSS ON INVESTMENT SECURITIES.   Prior to the
Effective Time, the unrealized loss on investment securities held in the "held to maturity" investment portfolio of Chilton County shall not exceed $500,000.

                 (h)      NET WORTH.  The GAAP tangible net worth of
Chilton County shall not be less than Four Million Two Hundred Thousand Dollars ($4.2 million), excluding any adjustment for additional loan loss reserves of Chilton County as determined by Chilton County, prior to the Effective Time, as necessary to reflect Chilton County's good faith estimate of the uncollectibility of any loans held by Chilton County, not to exceed Four Hundred Thousand Dollars ($400,000).

                 (i) OPINION OF COUNSEL. SouthFirst shall have received a written opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C., and Capell, Howard, Knabe & Cobbs, P.A., counsel to Chilton County, dated as of the Effective Time, with respect to such matters and in such form as shall be agreed upon between such firm and South First.

                 (j)      FAIRNESS OPINION. SouthFirst shall have
received from Trident Financial Corporation a letter, dated not more than five Business Days prior to the date of the Prospectus/Joint Proxy Statement, to the effect that, in the opinion of such firm, the Exchange Ratio and the Cash Price Per Share are fair, from a financial point of view, to the holders of SouthFirst Common Stock, and such opinion shall not be withdrawn prior to the SouthFirst Shareholders' meeting.

                 (k) EMPLOYMENT CONTRACT OF CERTAIN OFFICER OF CHILTON COUNTY. SouthFirst shall provide Mr. Bobby R. Cook ("Cook"), and Cook shall enter into, the new First Federal employment contract (attached hereto as Exhibit 2) in exchange for the cancellation by Cook of his existing Chilton County employment contract and corresponding change of control and severance pay agreements.

                 (l) LIMITATION ON DISSENTING SHAREHOLDERS. The holders of not more than 10% of all of the issued and outstanding shares of Chilton County Common Stock shall have filed written notice of intent to demand payment for their shares and voted against the Merger pursuant to the Dissenter Provisions.

         9.3 CONDITIONS TO OBLIGATIONS OF CHILTON COUNTY. The obligations of Chilton County to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Chilton County pursuant to Section 11.7(b) of this Agreement:

                 (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of SouthFirst set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of SouthFirst set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount, i.e., less than $5,000). The representations and warranties of SouthFirst set forth in Section
6.11 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of SouthFirst set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on SouthFirst; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                 (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of SouthFirst to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

                 (c) CERTIFICATES. SouthFirst shall have delivered to Chilton County (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by SouthFirst's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as First Federal and its counsel shall request.

                 (d) FAIRNESS OPINION. Chilton County shall have received from Professional Bank Services, Inc. a letter, dated not more than five Business Days prior to the date of the Prospectus/Joint Proxy Statement, to the effect that, in the opinion of such firm, the Exchange Ratio and the Cash Price Per Share are fair, from a financial point of view, to the holders of Chilton County Common Stock, and such opinion shall not be withdrawn prior to the Chilton County Shareholders' Meeting.

                 (e) PAYMENT OF CONSIDERATION. SouthFirst shall have delivered to Exchange Agent the consideration to be paid to holders of the shares of Chilton County Common Stock pursuant to Sections 3.1 and 3.4 of this Agreement.

                 (f) PRICE CONDITION. The Average Closing Price is less than $10.50.

                 (g) OPINION OF COUNSEL. Chilton County shall have received a written opinion of Smith, Gambrell & Russell, LLP, counsel to SouthFirst, dated as of the Effective Time, with respect to such matters and in such form as shall be agreed upon between such firm and Chilton County.

                                 ARTICLE 10

                                 TERMINATION

         10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Chilton County, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                 (a) By mutual written consent of SouthFirst and Chilton County; or

                 (b) By either SouthFirst or Chilton County if (i) the Merger shall not have been consummated on or before October 31, 1997 (the "Termination Date") provided the terminating party shall not have breached in any material respect its obligations under this Agreement in a manner that proximately contributed to the failure to consummate the Merger by such date,
(ii) any governmental or regulatory body, the consent of which is a condition to the obligations of SouthFirst and Chilton County to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (iii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable.

                 (c)      By SouthFirst:

                          (i) if any event shall have occurred as a result of which any condition set forth in Sections
                                  9.1 or 9.2 is no longer capable of being satisfied; or

                          (ii) if there has been a breach by Chilton County of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Material Adverse Effect on the assets, liabilities, financial condition, results of operations, business or prospects of Chilton County, or there has been a Material breach of any of the covenants or agreements set forth in this Agreement on the part of Chilton County, which breach is not curable, or, if curable, is not cured within 20 days after written notice of such breach is given by SouthFirst to Chilton County; or

                          (iii) if Chilton County (or its Board of Directors) shall have authorized, recommended, proposed or publicly announced its intention to enter into a superior proposal (as defined in Section 8.13(b)) or a Competing Transaction (as hereinafter defined) which has not been consented to in writing by SouthFirst; or

                          (iv) if the Board of Directors of Chilton County shall have withdrawn or materially modified its authorization, approval or recommendation to the holders of Chilton County Common Stock with respect to the Merger or this Agreement in a manner adverse to SouthFirst, unless the fairness opinion pursuant to Section 9.3(d) shall have been withdrawn or, after receipt of a fairness opinion pursuant to Section 9.3(d), shall have failed to make the favorable recommendation required by Section 8.1(c); or

                          (v)     if the Average Closing Price exceeds $15.50.

                 (d)              By Chilton County:

                          (i) if any event shall have occurred as a result of which any condition set forth in Sections
                                  9.1 or 9.3 is no longer capable of being satisfied; or

                          (ii) if there has been a breach by SouthFirst of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Material Adverse Effect on the assets, liabilities, financial condition, results of operations, business or prospects of SouthFirst and its Subsidiaries taken as a whole, or there has been a Material breach of any of the covenants or agreements set forth in this Agreement on the part of SouthFirst which breach is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by Chilton County to SouthFirst; or

                          (iii) if the Board of Directors of SouthFirst shall have withdrawn or materially modified its authorization, approval or recommendation to the holders of SouthFirst Common Stock with respect to the Merger or this Agreement in a manner adverse to Chilton County, unless the fairness opinion pursuant to Section 9.2(j) shall have been withdrawn or, after receipt of a fairness opinion pursuant to Section 9.2(j), shall have failed to make the favorable recommendation required by Section 8.1(c); or

                          (iv) if the Average Closing Price is less than $10.50.

For purposes of this Agreement, the term "Competing Transaction" means any of the following involving Chilton County (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, or other similar transaction; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Chilton County in a single transaction or series of transactions to the same person, entity or group; or (3) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.


                                 ARTICLE 11

                                MISCELLANEOUS

         11.1    DEFINITIONS.

         (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                 "1933 ACT" shall mean the Securities Act of 1933, as amended.

                 "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                 "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries (other than the transactions contemplated or permitted by this Agreement).

                 "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any officer, director, partner, employer, or direct or indirect owner of any 10% or greater equity or voting interest of such Person.

                 "AGGREGATE CASH AMOUNT" shall have the meaning set forth in
Section 3.1(e) hereof.

                 "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                "ALLOWANCE" shall have the meaning set forth in Sections 5.8 and 6.8 hereof.

                 "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                 "AVERAGE CLOSING PRICE" shall have the meaning set forth in
Section 3.1(d) hereof.

                 "BENEFIT FINANCIAL" shall have the meaning set forth in
Section 3.2 hereof.

                 "BUSINESS DAY(S)" shall have the meaning set forth in Section 3.1(d) hereof.

                 "CASH ELECTION SHARES" shall have the meaning set forth in
Section 3.1(e) hereof.

                 "CHILTON COUNTY" shall have the meaning set forth in the first paragraph hereof.

                 "CHILTON COUNTY BENEFITS PLANS" shall have the meaning set forth in Section 5.13(a) hereof.

                 "CHILTON COUNTY COMMON STOCK" shall mean the $.01 par value common shares of Chilton County.

                 "CHILTON COUNTY CONTRACT" shall have the meaning set forth in
Section 5.14 hereof.

                 "CHILTON COUNTY DISCLOSURE MEMORANDUM" shall mean the written information entitled "Chilton County Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to SouthFirst describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                 "CHILTON COUNTY ERISA PLAN" shall have the meaning set forth in Section 5.13(a) hereof.

                 "CHILTON COUNTY FINANCIAL STATEMENTS" shall mean (i) the balance sheets (including related notes and schedules, if any) of Chilton County as of [the latest reported period], and as of June 30, 1996 and 1995, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the 6 months ended [the latest reported period], and for each of the three fiscal years ended June 30, 1996, 1995, and 1994.

                 "CHILTON COUNTY OPTIONS" shall have the meaning set forth in
Section 3.5 hereof.

                 "CHILTON COUNTY SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of Chilton County to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

                 "CHILTON COUNTY STOCK PLANS" shall mean the existing stock Chilton County set forth in Section 3.5 of the Chilton County Disclosure Memorandum.

                 "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

                 "CLOSING DATE" shall mean the date on which the Closing occurs.

                 "COMPETING TRANSACTION" shall have the meaning set forth in
Section 10.1 hereof.

                 "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person.

                 "CONTRACT" shall mean any written: agreement, commitment, contract, note, bond, mortgage, indenture, instrument, lease, obligation, license, plan, of any kind or character, or other written document to which any Person is a party or that is binding on any Person or its capital stock or Assets.

                 "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, or (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, where, in any such event, such default is reasonably likely to have a Material Adverse Effect on a Party.

                 "DERIVATIVES CONTRACT" shall have the meaning set forth in
         Section 5.20 hereof.

                 "DISSENTER PROVISIONS" shall have the meaning set forth in
         Section 3.1(b) hereof.

                 "EFFECTIVE TIME" shall have the meaning set forth in Section
         1.3 hereof.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "EXCHANGE AGENT" shall mean a bank or trust company selected by SouthFirst to act as exchange agent to effectuate the delivery of the Merger consideration to holders of Chilton County Common Stock pursuant to Section 4.1 hereof.

                 "EXCHANGE RATIO" shall have the meaning set forth in Section 3.1(d) hereof.

                 "EXHIBITS" 1 through 2, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                 "FDIC" shall mean the Federal Deposit Insurance Corporation.

                 "FIRST FEDERAL" shall have the meaning set forth in the first paragraph hereof.

                 "GAAP" shall mean generally accepted accounting principles in the United States consistently applied during the periods involved applicable to banks or bank holding companies, as the case may be.

                 "INDEMNIFIED PARTY" shall have the meaning set forth in
         Section 8.13(a) hereof.

                 "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                 "IRS" shall mean the Internal Revenue Service.

                 "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

                 "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

                 "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsement of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                 "LIEN" with respect to any Asset shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable,(ii) for Chilton County or First Federal, pledges to secure deposits, and (iii) other Liens incurred in the ordinary course of the banking business.

                 "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential Liability.

                 "LOAN PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or its Subsidiary holds a security or other interest (including an interest in a fiduciary capacity) where required by the context, includes the owner or operator of such property, but only with respect to such property.

                 "MATERIAL" shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                 "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (d) circumstances affecting regional bank holding companies generally, and (e) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

                 "MERGER" shall mean the merger of Chilton County with and into First Federal referred to in the Preamble hereof.

                 "OTS" shall mean the Office of Thrift Supervision.

                 "ORDER" shall mean any decree, injunction, judgment, order, decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                 "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                 "PARTY" shall mean either Chilton County, First Federal or SouthFirst, and "Parties" shall mean Chilton County, First Federal and SouthFirst.

                 "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person.

                 "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited Liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                 "PROSPECTUS/JOINT PROXY STATEMENT" shall mean both the prospectus used by SouthFirst to offer and sell shares of SouthFirst Common Stock to holders of Chilton County Common Stock and the proxy statement used by each of Chilton County and SouthFirst to solicit the approval of their shareholders of the transactions contemplated by this Agreement.

                 "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SouthFirst under the 1933 Act with respect to the shares of SouthFirst Common Stock to be issued to the shareholders of Chilton County in connection with the transactions contemplated by this Agreement.

                 "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the SEC, the American Stock Exchange and all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries.

                 "RIGHT(S)" shall mean all calls, commitments, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or any contracts, commitments, or other arrangements may be bound to issue additional shares of its capital stock, or options, warrants, rights to purchase or acquire any additional shares of the capital stock.

                 "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                 "SEC" shall mean the Securities and Exchange Commission.

                 "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                 "SOUTHFIRST" shall have the meaning set forth in the first paragraph hereof.

                 "SOUTHFIRST CAPITAL STOCK" shall mean, collectively, the SouthFirst Common Stock, the SouthFirst preferred stock, and any other class or series of capital stock of SouthFirst.

                 "SOUTHFIRST COMMON STOCK" shall mean the $.01 par value common stock of SouthFirst.

                 "SOUTHFIRST COMPANIES" shall mean, collectively, SouthFirst and all SouthFirst Subsidiaries.

                 "SOUTHFIRST DISCLOSURE MEMORANDUM" shall mean the written information entitled "SouthFirst Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to First Federal describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

                 "SOUTHFIRST FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of SouthFirst as of December 31, 1996 and as of September 31, 1996, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the 6 months ended December 31, 1996, and for each of the three years ended September 31, 1995, 1994, and as filed by SouthFirst in SEC Documents, and (ii) the consolidated statements of condition of SouthFirst (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1996.

                 "SOUTHFIRST SEC REPORTS" shall have the meaning set forth in
         Section 6.5(a) hereof.

                 "SOUTHFIRST SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of SouthFirst to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

                 "SOUTHFIRST STOCK PLANS" shall mean existing stock option and other stock-based compensation plans and warrant instruments of SouthFirst set forth in Section 6.3(a) of the SouthFirst Disclosure Memorandum.

                 "SOUTHFIRST SUBSIDIARIES" shall mean the Subsidiaries of SouthFirst, which shall include any corporation, bank, savings association, or other organization acquired as a Subsidiary of SouthFirst in the future and owned by SouthFirst at the Effective Time.

                 "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                 "SURVIVING BANK" shall mean First Federal as the surviving savings association resulting from the Merger.

                 "TAX OPINION" shall have the meaning set forth in Section 9.1(f) hereof.

                 "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or Subsidiaries of SouthFirst.

                 "TAX(ES)" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

                 "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

                 "TERMINATION FEE" shall have the meaning set forth in Section 11.2(b) hereof.

                 "THRESHOLD CASH AMOUNT" shall have the meaning set forth in
         Section 3.1(e) hereof.

                 "THRESHOLD STOCK AMOUNT" shall have the meaning set forth in
         Section 3.1(e) hereof.

                 "TOTAL MERGER CONSIDERATION" shall equal the sum of (1)(a) the Cash Price Per Share divided by the sum of the Cash Price Per Share and the Stock Price Per Share, (b) multiplied by the product of the Chilton County Options multiplied by 2/3 (the "Fully Diluted Share Equivalents"), (c) multiplied by the Stock Price Per Share and
         (2)(a)the Stock Price Per Share divided by the sum of the Cash Price Per Share and the Stock Price Per Share, (b) multiplied by the Fully Diluted Share Equivalents, (c) multiplied by the Cash Price Per Share.






 Total              Cash Price            Fully-                      Stock Price        Fully-
                    ----------            Diluted         Stock       -----------       Diluted        Cash
 Merger     =     Cash  +  Stock   X      Share      X    Price   +  Cash + Stock   X    Share     X   Price
 Consideration    Price    Price        Equivalents                  Price  Price      Equivalents






         (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2    FEES AND EXPENSES.

         (a) Except as otherwise provided in this Section 11.2, each of SouthFirst and Chilton County shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of SouthFirst and Chilton County shall bear and pay one-half ( 1/2) of the printing costs incurred in connection with the printing of the Prospectus/Joint Proxy Statement.

         (b) Chilton County acknowledges that SouthFirst has spent, and will be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of Chilton County, has incurred, and will continue to incur, substantial fees and expenses in connection with such examination, the preparation of this Agreement and the accomplishment of the transactions contemplated hereunder, and will be unable to evaluate and, possibly, make investments in or acquire other entities due to the limited number of personnel available for such purpose and the constraints of time. Therefore, to induce SouthFirst to enter this Agreement,

                 (i)              If SouthFirst terminates this Agreement
                                  pursuant to:

                          (a) Section 10.1(c)(i) or (c)(ii) by reason of the failure to meet any condition contained in Section 9.2(a), which was not previously waived by SouthFirst or (b) due to Chilton County's knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement and at the time of such knowing and intentional misrepresentation or breach, Chilton County, had or had previously had between the date hereof and such time, directly or indirectly, through any officer, director, employee, agent, investment banker, financial consultant, attorney, accountant or other representative of Chilton County, verbal or written contact, dialogue or discussions with any third party regarding a Competing Transaction;

                          (b)     Section 10.1(c)(iv);

                          (c) Section 10.1(c)(iii) and within nine months from the Termination Date a superior proposal (as defined in Section 8.13(b)) or a Competing Transaction is consummated or Chilton County shall have entered into an agreement which if consummated would constitute a Competing Transaction; or

                 (ii) If Chilton County terminates this Agreement pursuant to Section 10.1(d) because this Agreement did not receive the requisite vote of the holders of Chilton County Common Stock and within nine months from the Termination Date a superior proposal (as defined in Section 8.13(b)) or a Competing Transaction is consummated or Chilton County shall have entered into an agreement which if consummated would constitute a Competing Transaction;

                 then Chilton County shall pay to SouthFirst a fee in the amount of $270,000 in addition to all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms and their respective agents and counsel, and all fees of counsel, accountants, experts and consultants to SouthFirst) actually incurred by SouthFirst or on its behalf in connection with the Merger and all transactions contemplated by this Agreement (the "Termination Fee"). Upon payment of the Termination Fee, which shall be considered full and complete liquidated damages, Chilton County shall have no further liability to SouthFirst at law or equity. The Termination Fee shall be payable to SouthFirst notwithstanding that any action taken by the Board of Directors of Chilton County which may give rise to the obligation to pay the Termination Fee may have been taken in accordance with the fiduciary duties of the Board of Directors. Any payment required pursuant to this Section 11.2 shall be made as promptly as practicable, but in no event later than two Business Days after the date due and shall be made by wire transfer of immediately available funds to an account designated by SouthFirst. In the event that SouthFirst is entitled to the Termination Fee, Chilton County shall also pay to SouthFirst interest at a simple interest rate per annum equal to the highest "prime rate" of interest published from time to time in the "Money Rates" section of the Wall Street Journal on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation of Chilton County to pay the Termination Fee or such interest.

                 (iii) In the event that SouthFirst terminates this Agreement pursuant to Section 10.1(c) by reason of the failure to meet the conditions contained in
                          Section 9.1(a) or Sections 9.2(a), which were not previously waived by SouthFirst or (b) due to Chilton County's knowing or intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement, and Chilton County is not obligated to pay the Termination Fee either at such time or in the future, then Chilton County shall pay (but not as liquidated damages and Chilton County shall not be relieved or released from any other damages or liabilities hereunder) SouthFirst on demand, in same day funds, all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms and their respective agents and counsel, and all fees of counsel, accountants, experts and consultants to SouthFirst) actually incurred by SouthFirst or on its behalf in connection with the Merger and all transactions contemplated by this Agreement but in no event more than $300,000;

                 (iv) In the event that Chilton County terminates this Agreement pursuant to Section 10.1(d) by reason of the failure to meet any condition contained in
                          Section 9.1(a) or Sections 9.3(a), which were not previously waived by Chilton County or (b) due to SouthFirst's knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement, then SouthFirst shall pay (but not as liquidated damages and SouthFirst shall not be relieved or released from any other damages or liabilities hereunder) Chilton County on demand, in same day funds, all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms and their respective agents and counsel, and all fees of counsel, accountants, experts and consultants of Chilton County) actually incurred by Chilton County or on its behalf in connection with the Merger and all transactions contemplated by this Agreement, but in no event more than $300,000;

         11.3 BROKERS AND FINDERS. Except for Professional Bank Services, Inc. as to Chilton County and except for Trident Financial Corporation as to SouthFirst, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Chilton County or SouthFirst, each of Chilton County and SouthFirst, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of shares of Chilton County Common Stock, there shall be made no amendment that reduces or modifies in any Material respect the consideration to be received by holders of shares of Chilton County Common Stock without the further approval of such shareholders.

         11.6 OBLIGATIONS OF SOUTHFIRST. Whenever this Agreement requires SouthFirst (including the Surviving Bank) to take any action, such requirement shall be deemed to include an undertaking by SouthFirst to cause the SouthFirst Subsidiaries to take such action.

         11.7    WAIVERS.

         (a) Prior to or at the Effective Time, SouthFirst, acting through its Board of Directors, chief executive officer, president or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by Chilton County, to waive or extend the time for the compliance or fulfillment by Chilton County of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SouthFirst under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SouthFirst.

         (b) Prior to or at the Effective Time, Chilton County, acting through its Board of Directors, chief executive officer, president or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by SouthFirst, to waive or extend the time for the compliance or fulfillment by SouthFirst of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Chilton County under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Chilton County.

         (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         11.8 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

         11.9 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre- paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                 Chilton County:      102 5th Street North
                                      Clanton, Alabama  35046
                                      Telecopy Number: 205-755-3960
                                      Attention:  Bobby R. Cook
                                                   President and Chief
                                                   Executive Officer

                 Copy to Counsel      Reinhart, Boerner, Van Deuren, Norris &
                                      Rieselbach, P.C.
                                      601 Pennsylvania Avenue, N.W.
                                      North Building - Suite 750
                                      Washington, D.C. 20004-2612
                                      Telecopy Number: 202-393-0796
                                      Attention: Edward B. Crosland, Jr.

                                      Capell, Howard, Knabe & Cobbs, P.A.
                                      57 Adams Avenue
                                      Montgomery, Alabama 36102
                                      Telecopy Number: 334-265-7454
                                      Attention:  James H. McLemore





                 SouthFirst           126 North Norton Avenue
                 and First Federal:   Sylacauga, Alabama 35150
                                      Telecopy Number: 205-245-6341

                                      Attention:  Donald C. Stroup
                                                  President and Chief Executive
                                                  Officer
                                      Copy to:    Joe K. McArthur, Vice
                                                  President and Chief
                                                  Financial Officer

                 Copy to Counsel:     Smith, Gambrell & Russell, LLP
                                      3343 Peachtree Road, NE
                                      Suite 1800
                                      Atlanta, Georgia 30326
                                      Telecopy Number: 404-264-2652
                                      Attention:  W. Thomas King

         11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.12 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.13   SURVIVAL.   The respective representations, warranties,
obligations, covenants and agreements of the Parties shall not survive the Effective Time or the termination and abandonment of this Agreement, except that (i) Articles Two, Three and Eleven and Sections 8.5(b), 8.11, 8.12 and 9.1(f) of this Agreement shall survive the Effective Time; and (ii) Sections 8.5(b), 8.13, 10.1, 11.2, 11.13 and 11.14 shall survive the termination and abandonment of this Agreement; provided, however, that the foregoing shall not relieve any Party for liability for fraud, deception or intentional misrepresentation.

         11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         11.15 GOVERNING LAW. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of Alabama without taking into account a provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

         11.16 LIQUIDATION ACCOUNT. Upon consummation of the Merger, the liquidation account for the benefit of certain savings account holders of Chilton County shall be assumed and maintained by the Surviving Bank pursuant to applicable rules and regulations of the OTS, and such account holders shall have no further right, title or interest in the Chilton County liquidation account.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

                                        SOUTHFIRST BANCSHARES, INC.


                                        By: /s/ Paul A. Brown
                                            ------------------------------------
                                            Name: Paul A. Brown
                                            Title: Chairman


                                        By: /s/ Donald C. Stroup
                                            ------------------------------------
                                            Name:  Donald C. Stroup
                                            Title:  President and Chief
                                                    Executive Officer


                                        FIRST FEDERAL OF THE SOUTH


                                        By: /s/ Paul A. Brown
                                            ------------------------------------
                                            Name: Paul A. Brown
                                            Title: Chairman


                                        By: /s/ Donald C. Stroup
                                            ------------------------------------
                                            Name:  Donald C. Stroup
                                            Title:  President and Chief
                                                    Executive Officer


                                        FIRST FEDERAL SAVINGS AND LOAN
                                        ASSOCIATION OF CHILTON COUNTY


                                        By: /s/ L. Neal Bice
                                            ------------------------------------
                                            Name: L. Neal Bice
                                            Title: Chairman


                                        By: /s/ Bobby R. Cook
                                            ------------------------------------
                                            Name:  Bobby R. Cook
                                            Title:  President and Chief
                                            Executive Officer